UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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ORTHOVITA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ORTHOVITA, INC.

77 GREAT VALLEY PARKWAY

MALVERN, PENNSYLVANIA 19355

NOTICE OF THE 2008 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On July 17, 2008

DEAR ORTHOVITA SHAREHOLDERS:

The annual meeting of ORTHOVITA, INC. will be held at the offices of Duane Morris LLP, 30 South 17 th Street, Philadelphia, Pennsylvania 19103, on July 17, 2008 at 5:00 p.m., local time, for the following purposes:

1.	To elect eight directors to serve on our Board of Directors until the next Annual Meeting of Shareholders or until their respective successors have been properly elected or appointed.

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2008.

3.	To act upon such other matters as may properly come before the meeting or any postponements or adjournments thereof.

Holders of Orthovita’s common stock of record at the close of business on April 21, 2008 are entitled to receive this notice and to vote at the meeting and at any postponements or adjournments.

By Order of the Board of Directors,

CHRISTINE J. ARASIN

Corporate Secretary

Malvern, Pennsylvania, USA

April 29, 2008

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT

YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE

ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE OR VOTE VIA THE INTERNET

OR BY TELEPHONE.

ORTHOVITA, INC.

77 GREAT VALLEY PARKWAY

MALVERN, PENNSYLVANIA 19355

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Orthovita, Inc. (“Orthovita” or the “Company”) for use at the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the offices of Duane Morris LLP, 30 South 17th Street, Philadelphia, Pennsylvania, on Thursday, July 17, 2008, at 5:00 p.m., local time, and at any postponements or adjournments thereof. We intend to begin mailing this proxy statement and the accompanying proxy card to shareholders on or about April 29, 2008.

ABOUT THE MEETING

What proposals may I vote on at the Annual Meeting and how does the Board recommend I vote?

	Proposal	Board Recommendation
No. 1	Election of eight directors to serve on our Board of Directors for the ensuing year and until their respective successors have been properly elected or appointed	FOR each nominee

No. 2	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2008	FOR

Who is entitled to vote?

Only shareholders of record on April 21, 2008, the record date for the Annual Meeting, will be entitled to notice of, and to vote at, the Annual Meeting or any postponement or adjournment thereof.

How do I vote?

There are three ways to vote—by telephone from the U.S. or Canada, via the Internet or by mail.

(1)	To vote online via the Internet, follow the “VOTE BY INTERNET” instructions on the proxy card. The proxy card has your unique and confidential control number. You must access our transfer agent’s website directly to vote your shares. Do not discard your login number and password, since it will be needed if you choose to revoke your vote at a later time.

(2)	To vote by telephone, follow the “VOTE BY TELEPHONE” instructions on the proxy card. The proxy card has your unique and confidential control number at the bottom of the page.

(3)	To vote by mail, complete, sign, date and return the proxy card in the prepaid envelope.

Proxies that are properly voted and are received by Orthovita prior to the meeting will be voted in accordance with the instructions contained thereon. The deadline for voting via the Internet or by telephone is 11:59 p.m. on July 16, 2008. If you return your signed proxy card but do not mark the boxes showing how you wish to vote and the executed proxy is not revoked, your shares will be voted:

•	FOR the election of all director nominees named in this proxy statement; and

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2008.

Can I revoke my proxy?

Yes. You have the right to revoke your proxy, whether voted by telephone, by Internet or by mail at any time before the Annual Meeting by:

(a)	notifying the Corporate Secretary at the address shown on the Notice of the Annual Meeting;

(b)	voting in person;

(c)	returning a later dated proxy card; or

(d)	voting via the Internet or by telephone at a later date (only the latest vote you submit will be counted).

Who will count the votes?

Our transfer agent, StockTrans, Inc., will serve as judge of election for the Annual Meeting. Representatives of StockTrans, Inc. will count the votes.

Is my vote confidential?

Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed or returned directly to the transfer agent, and handled in a manner that protects your voting privacy. Your vote will not be disclosed except: (1) as needed to permit the transfer agent to tabulate and certify the vote; and (2) as required by law. Additionally, all comments written on the proxy card or elsewhere will be forwarded to management. Your identity will be kept confidential unless you ask that your name be disclosed.

How many shares can vote?

As of the record date for the Annual Meeting, there were 75,839,214 shares of our common stock outstanding. A record holder of outstanding shares of common stock on the record date is entitled to one vote per share held on each matter to be considered.

What is a “quorum”?

There must be a quorum for the meeting to be held. The presence at the Annual Meeting, by person or by proxy, of shareholders representing a majority of the votes represented by the common stock is necessary to constitute a quorum for the transaction of business. If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum. A WITHHELD vote will also be counted for purposes of determining whether a quorum is present.

What vote is required to approve each proposal?

Proposal No. 1: Election of Directors. Assuming the presence of a quorum, nominees for director must receive a plurality of the votes cast to be elected. This means that the eight candidates receiving the highest number of votes will be elected.

Proposal No 2: Ratification of KPMG. Holders of record of our common stock present, in person or by proxy, at the Annual Meeting will approve Proposal 2 if they cast more votes in favor of the proposal than against the proposal.

Any other proposal that may properly be brought before the meeting must receive the affirmative vote of a majority of the votes cast by the shareholders. Neither abstentions nor withheld votes will have any effect on the outcome of the vote, but both abstentions and withheld votes will be counted for the purposes of determining whether a quorum is present.

What are broker non-votes?

A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes have no effect on a vote. However, if a broker or other nominee has the authority to vote on any matter considered at the meeting, other than a procedural matter, and submits a proxy with respect to that matter, the shares subject to the vote will be deemed to be present for the purposes of determining whether a quorum is present.

Who can attend the Annual Meeting?

All shareholders of record as of April 21, 2008 may attend.

Will voting on any other business be conducted?

The Company does not know of any business to be considered at the Annual Meeting other than consideration of the proposals described in this proxy statement. If any other business is presented at the Annual Meeting, your signed proxy card and your vote by telephone or via the Internet gives authority to each of the persons named on the proxy card to vote on such matters at his discretion.

How will proxies be solicited?

The Company will pay the cost of solicitation of proxies. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners, and the Company will, upon request, reimburse them for their reasonable expenses in doing so. To the extent necessary in order to ensure sufficient representation at the meeting, the Company may request, in person, by telephone or telecopy, the return of proxy cards. This solicitation may be made by the Company’s directors, officers or regular employees. The Company may also employ an outside firm to assist in the solicitation of proxies at the Company’s expense.

Can a shareholder recommend a candidate for nomination as a director of Orthovita?

As a shareholder, you may recommend any person as a nominee for election as a director by writing to the Nominating and Corporate Governance Committee of the Board of Directors, c/o Orthovita, Inc., 77 Great Valley Parkway, Malvern, Pennsylvania 19355. For the election of directors at the 2009 Annual Meeting of Shareholders, if such meeting is called for a date between June 17, 2009 and August 16, 2009, we must receive written notice on or after April 18, 2009 and on or before May 18, 2009. For election of directors at the 2009 Annual Meeting of Shareholders, if such meeting is called for any other date, we must receive written notice by the close of business on the tenth day following the day we mailed notice of, or announced publicly, the date of the meeting, whichever occurs first.

The recommendation must indicate the following:

a)	the name, residence and business address of the recommending shareholder;

b)	a representation that the recommending shareholder is a record holder of our common stock or holds our common stock through a broker;

c)	the number of shares held by the recommending shareholder;

d)	information regarding each recommended person that would be required to be included in a proxy statement;

e)	a description of any arrangement or understanding between the shareholder and each recommended person; and

f)	the written consent of each recommended person to serve as a director, if elected.

GOVERNANCE OF THE COMPANY

What principles has the Board established with respect to corporate governance?

•

Corporate Governance Guidelines. Our Corporate Governance Guidelines provide the framework for the Board’s role in the governance of the Company. The guidelines include the Board’s policies regarding Board size, director independence, qualification, responsibilities, access to management and outside advisors, and the evaluation of the Chief Executive Officer’s performance. They also provide that directors shall annually evaluate the performance of the Board and the Board committees.

•

Board Committee Charters. The Board has adopted a charter for each standing committee of the Board: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The charters comply with the requirements of applicable laws and Securities and Exchange Commission (“SEC”) rules and the listing standards of the NASDAQ Stock Market.

•

Code of Conduct. The Board has adopted a Code of Conduct applicable to all of its directors, officers and other employees. Among other things, the Code of Conduct encourages a culture of honesty, accountability and mutual respect, provides guidance to recognize and deal with ethical issues, and provides mechanisms to report unethical conduct. Adherence to this Code of Conduct assures that our directors, officers and employees are held to the highest standards of business integrity. The Code of Conduct covers areas such as conflicts of interest, insider trading and compliance with laws and regulations. The Code of Conduct provides for the prompt internal reporting of violations of the Code to an appropriate person identified in the Code and contains provisions regarding accountability for adherence to the Code. The Audit Committee oversees the Company’s compliance with the Code of Conduct. The Company intends to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Company’s Code of Conduct by disclosing such matters in the Company Profile—Corporate Governance section of its website.

Orthovita’s Corporate Governance Guidelines, Board committee charters and the Code of Conduct are available on Orthovita’s website. Shareholders may access these documents on the Company Profile—Corporate Governance page of Orthovita’s website at www.orthovita.com. Orthovita’s website is not part of this proxy statement and references to Orthovita’s website address are intended to be inactive textual references only.

What is the composition of the Board and how often are members elected?

Currently there are eight members of the Board. Each member’s term will expire at the Annual Meeting. As discussed in Proposal 1 of this proxy statement, the Board is recommending that you re-elect at the Annual Meeting each of the these eight members for an additional one-year term.

Which directors are independent and how does the Board make that determination?

The Board of Directors has determined that each of R. Scott Barry, Morris Cheston, Jr., David Fitzgerald, Mary Paetzold, Paul G. Thomas, William E. Tidmore, Jr. and Paul Touhey is an independent director within the meaning of the rules of the NASDAQ Stock Market. In addition, the Board has determined that each of the members of the Audit Committee and the Compensation Committee is an independent director within the meaning of the rules of the NASDAQ Stock Market, including additional rules relating to Audit Committee members.

No director is deemed independent unless the Nominating and Corporate Governance Committee determines that the director has no material relationship with the Company. The Board has also adopted categorical standards for independence that the Board uses when determining independence of a director.

Do independent directors meet separately in regularly scheduled executive sessions?

The independent directors meet at regularly scheduled meetings without the presence of any director who is not independent. The independent directors also meet periodically throughout the year as deemed necessary.

How can I communicate with directors?

Shareholders or interested persons may send communications to the Board of Directors in writing, addressed to the full Board of Directors or to the independent directors, c/o the Corporate Secretary, Orthovita Inc., 77 Great Valley Parkway, Malvern, Pennsylvania 19355, telephone 610-640-1775 or email to: investorrelations@orthovita.com. Shareholders and other interested parties may contact the Audit Committee to report complaints about Orthovita’s accounting, internal accounting controls or auditing matters by writing the Audit Committee c/o the Compliance Officer, Orthovita, Inc. at the same address. All written communications so addressed will be promptly forwarded to the specified individual directors, or, if applicable, to all the members of the Board as deemed appropriate by the Compliance Officer. You can report your concerns to the Board of Directors, the independent directors or the Audit Committee anonymously or confidentially.

How often did the Board meet in 2007?

The Board of Directors held twelve meetings during 2007, of which seven meetings were held telephonically. Each director other than Mr. Tidmore attended at least 75% of all the meetings of the Board and committees of the Board on which he or she served in 2007.

What is the Company’s policy regarding Board members’ attendance at the annual meeting?

It is the Board’s policy that directors should attend Orthovita’s Annual Meeting of Shareholders absent exceptional cause. All Board members standing for election at our 2007 annual meeting were in attendance at that meeting.

What are the committees of the Board and what are their functions?

The Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. These committees, their principal functions and their respective memberships are described below.

Audit Committee

The Audit Committee provides oversight of the quality and integrity of Orthovita’s financial statements, internal controls and financial reporting process. In addition, the Audit Committee oversees Orthovita’s process to manage business and financial risks and compliance with legal, ethical and regulatory requirements. The Audit Committee meets at least quarterly with management and outside independent registered public accountants to discuss Orthovita’s financial statements and earnings press releases prior to any public release or filing of the information, reviews the performance and independence of the Company’s independent registered public accountants, selects Orthovita’s independent registered public accountants and pre-approves all audit and non-audit services rendered by Orthovita’s independent registered public accountants.

As of December 31, 2007, the members of the Audit Committee were Mary Paetzold, Chairperson, Morris Cheston, Jr. and William E. Tidmore, Jr.

The Board has determined that Mary Paetzold qualifies as an “audit committee financial expert” as that term is defined in SEC regulations, and, therefore, Ms. Paetzold qualifies as a financially sophisticated audit committee member as required by rules of the NASDAQ Stock Market.

The Audit Committee held six meetings during 2007, of which three meetings were held telephonically.

Compensation Committee

The Compensation Committee is responsible for reviewing and determining the Company’s compensation philosophy and the adequacy of compensation plans and programs for directors, executive officers and other Company employees. In addition, the Compensation Committee reviews compensation arrangements and incentive goals for executive officers and oversees the administration of Orthovita’s compensation plans. The Compensation Committee reviews the performance of executive officers, awards incentive compensation and adjusts compensation arrangements as appropriate based upon performance.

As of December 31, 2007, the members of the Compensation Committee were David Fitzgerald, Chairperson, Paul G. Thomas and Paul Touhey.

The Compensation Committee held six meetings during the year ended December 31, 2007, three of which were held telephonically.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Governance Committee”) assists the Board in fulfilling its responsibilities regarding the oversight of the composition of the Board and other corporate governance matters. Among its other duties, the Governance Committee advises the Board regarding the operations of the Board and recommends to the Board the director nominees for election as directors at the next Annual Meeting of Shareholders, as well as individuals to fill vacancies on the Board. In addition, the Governance Committee recommends to the Board the responsibilities, structure, operation and membership of each Board committee. The Governance Committee oversees the Board’s annual evaluation of its performance and the performance of other Board committees. In addition, the Governance Committee develops and recommends to the Board corporate governance guidelines for Orthovita and periodically reviews such guidelines.

As of December 31, 2007, the current members of the Governance Committee were Morris Cheston, Jr., Chairperson, R. Scott Barry and David Fitzgerald.

The Governance Committee held six meetings during the year ended December 31, 2007, three of which were held telephonically.

How are nominees for the Board selected?

The Governance Committee considers candidates for Board membership. In evaluating potential candidates, the Governance Committee will consider, among others things, the degree to which a potential candidate fulfills a current Board need (e.g., the need for an audit committee financial expert), as well as the candidate’s ability and commitment to understand Orthovita and its industry and to devote the time necessary to fulfill the role of director (including, without limitation, regularly attending and participating in meetings of the Board and its Committees). In its consideration of potential candidates, the Governance Committee considers the overall competency of the Board in the following areas: (i) industry knowledge; (ii) accounting and finance; (iii) business judgment; (iv) management; (v) leadership; (vi) business strategy; (vii) crisis management; and (viii) corporate governance.

As described above under “About the Meeting—Can a shareholder recommend a candidate for nomination as a director of Orthovita?,” the Governance Committee will consider for nomination Board candidates recommended by shareholders if specified procedures are followed. The Governance Committee’s process for identifying and evaluating candidates is the same with respect to candidates recommended by members of the Board, management, shareholders or others.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is comprised of three independent directors and operates under a written charter adopted by the Board of Directors. The Audit Committee selects Orthovita’s independent registered public accountants.

As described more fully in its charter, the Audit Committee provides oversight of the quality and integrity of Orthovita’s financial statements, internal controls and financial reporting process, and Orthovita’s process to manage business and financial risks and compliance with legal, ethical and regulatory requirements. In addition, the Audit Committee interacts directly with and evaluates the performance of the independent registered public accountants, including by determining whether to engage or dismiss the independent registered public accountants, determining compensation of the independent registered public accountants and monitoring the independent registered public accountant’s qualifications and independence.

Management is responsible for the preparation, presentation and integrity of the financial statements, and evaluation of the effectiveness of Orthovita’s internal control over financial reporting. KPMG LLP, Orthovita’s independent registered public accounting firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board. In addition, KPMG LLP expresses an opinion on Orthovita’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has reviewed and discussed the audited consolidated financial statements with management. In addition, the Audit Committee has reviewed management’s evaluation of the effectiveness of Orthovita’s internal control over financial reporting. Management represented to the Audit Committee that Orthovita’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has discussed with the independent registered public accountants (i) the audited consolidated financial statements; (ii) their opinion regarding the financial statements and their opinion regarding Orthovita’s internal control over financial reporting pursuant to Public Company Accounting Oversight Board Standard No. 5 and (iii) the matters required to be discussed in accordance with the Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as amended.

Orthovita’s independent registered public accountants also provided the Committee with the written disclosures and letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Committee discussed with the independent registered public accountants that firm’s independence.

Based on the representations, review and discussion described above, the Committee recommended that the Board of Directors include the audited consolidated financial statements in Orthovita’s Annual Report on Form 10-K for the year ended December 31, 2007.

Respectfully submitted on April 29, 2008 by the members of the Audit Committee of the Board of Directors:

Mary Paetzold, Chairperson

              Morris Cheston, Jr.

       William E. Tidmore, Jr.

EXECUTIVE OFFICERS OF ORTHOVITA

The names, business experience and ages of Orthovita’s executive officers are listed below:

Name	Business Experience	Age
Antony Koblish	Mr. Koblish has served as President and Chief Executive Officer of Orthovita since April 2002, after serving as Senior Vice President of Commercial Operations since June 2001. From January 1999 to June 2001, Mr. Koblish managed Orthovita’s Worldwide Marketing division. Prior to 1999, Mr. Koblish served as Director of Marketing and Product Development, Reconstructive Specialty Group of Howmedica, Inc., a subsidiary of Pfizer, Inc. Mr. Koblish earned a Bachelor of Science degree in Mechanical Engineering from Worcester Polytechnic Institute and a Master of Science degree in Engineering, Mechanical Engineering and Applied Mechanics from the University of Pennsylvania.	42

Douglas Low	Mr. Low has served as Orthovita’s Senior Vice President, European Operations, since April 2006, after serving as Vice President, European Operations since May 2002. Mr. Low served as Director of European Operations from December 2001 to May 2002, and as Director of Marketing for Orthovita’s European operations from September 2001 to December 2001. Prior to joining the Company, he held senior marketing positions at both Stryker Howmedica and DePuy, a Johnson & Johnson company, where he was responsible for the International Knee Business Unit. Mr. Low graduated in 1981 with a combined Bachelor of Arts degree in Economics and Marketing from the University of Strathclyde, Glasgow.	46

David J. McIlhenny	Mr. McIlhenny has been Orthovita’s Senior Vice President, Operations, since December 2002. From January 1996 to December 2002, Mr. McIlhenny served Orthovita in several capacities, namely Vice President of Quality Assurance and Regulatory Affairs, Vice President of Quality Systems and Operations Support, and Director of Manufacturing and Quality Control. From 1991 to 1995, Mr. McIlhenny was Director of Operations and Engineering at Surgical Laser Technologies, Inc., a company that developed, manufactured and marketed regulatory approved medical lasers and disposable fiber optic laser delivery systems. Mr. McIlhenny received a Bachelor of Science degree in Civil Engineering from The Pennsylvania State University, a Bachelor of Science degree in Mechanical Engineering from Drexel University and a Master of Business Administration degree from Old Dominion University.	73

Name	Business Experience	Age
Albert J. Pavucek, Jr.	Mr. Pavucek has been Orthovita’s Chief Financial Officer since February 2007, after serving as Vice President, Finance and Controller since September 2006. Before joining Orthovita, Mr. Pavucek served as Vice President, Finance and Operations, of PDI, Inc., a publicly traded biopharmaceutical commercialization partner, from 2002 to September 2006. Mr. Pavucek also served as Executive Director, Controller of PDI, Inc. from 2001 to 2002. Prior to joining PDI, Inc., Mr. Pavucek served at Astra Zeneca, L.P. from 1994 to 2001 in finance and operations roles of increasing responsibility, culminating as Sales Force Controller in 1996. Mr. Pavucek holds Bachelor and Master Degrees in Business Administration from Temple University, and is a Fellow Alumnus of the Wharton School of Business at the University of Pennsylvania.	45

Maarten Persenaire, M.D.	Dr. Persenaire has served as Orthovita’s Chief Medical Officer since April 1999. Prior to joining Orthovita, Dr. Persenaire was Vice President of Clinical Affairs at AcroMed Corporation, a DePuy-Johnson & Johnson company. Fluent in four languages, Dr. Persenaire received his medical degree from Groningen University in The Netherlands in 1982 and served his internships and residencies in internal medicine and surgery at St. Geertruiden and Naval Hospitals in The Netherlands.	51

Christopher H. Smith	Mr. Smith has been Orthovita’s Senior Vice President of U.S. Sales since March 2006 after serving as the Vice President, Sales since February 2004. From 1999 to 2004, Mr. Smith was a group director at Medtronic Neurologic Technologies, a division of Medtronic, Inc. From 1992 to 1999, Mr. Smith founded and was President of ThoroughMed Inc., a spine, neurosurgery and biomaterials distributor agency based in New York. ThoroughMed was acquired by Medtronic in 1999 and incorporated into Medtronic’s Neurologic Technologies sales division.	47

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

This section discusses the principles underlying our policies and decisions concerning the compensation of Orthovita’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the three most highly compensated executive officers other than the CEO and the CFO (collectively, the “Named Executive Officers” or “NEOs”). This information describes the manner and context in which compensation is awarded to and earned by the NEOs and provides perspective on the tables and narrative that follow.

Who is responsible for determining the Company’s compensation philosophy?

The Compensation Committee of our Board of Directors (the “Compensation Committee” or the “Committee”) has responsibility for determining the Company’s compensation philosophy and for reviewing all compensation decisions for NEOs. With respect to compensation decisions concerning the CEO’s 2007 compensation, the Committee submitted its recommendations to the independent members of the Board for approval. For all other NEOs, the Committee submitted its recommendations to the full Board for approval. From 2004 to December 2007, the Committee engaged Arnosti Consulting, an independent, outside compensation consulting firm, to advise the Committee on matters related to the compensation of the NEOs. In December 2007, the Committee retained Radford Surveys + Consulting, a business unit of Aon (“Radford”), in replacement of Arnosti Consulting. Radford is an independent, outside consulting firm. Arnosti Consulting reported and Radford reports directly to the Committee. In addition, the Company’s Human Resources Department works with the compensation consultant to match Company positions against survey positions, compiles the annual compensation data for each NEO and provides other support services to the consultant. Our Human Resources Department does not direct or oversee the activities of the consultant retained by the Committee.

What are the objectives of the Company’s executive compensation program?

The goal of our executive compensation program is to align the interests of our executive officers and shareholders. Our compensation philosophy promotes the achievement of the Company’s annual and long-term performance objectives, as set by the CEO and approved by the Board, in an effort to ensure that the executive officers’ interests are aligned with the success of Orthovita. Our compensation program is structured to provide compensation opportunities that will enable us to attract, retain and motivate superior executive personnel. This philosophy contemplates that the compensation of each executive officer should be influenced significantly by the executive officer’s performance, measured by both financial and non-financial performance and the executive officer’s overall level of experience, as well as other subjective factors.

The Compensation Committee attempts to create a balanced compensation package by combining components based upon the achievement of long-term strategic value for shareholders with components based upon the execution of shorter-term tactical goals. The Compensation Committee believes that it has instituted an executive compensation program which:

•	Attracts and retains talented management;

•	Provides both short-term and long-term incentives;

•	Focuses performance on the achievements of Orthovita’s objectives; and

•	Is consistent with shareholder interests.

What process does the Committee follow to implement the executive compensation program?

The Committee reviews the effectiveness and competitiveness of the program in the context of the Company’s compensation philosophy and program objectives, with the assistance of the Committee’s compensation consultant. The consultant works with both the Committee and management to provide information and guidance regarding market practices and trends and to provide an independent point of view regarding compensation proposals. The Committee considers the compensation practices of the Company’s peer companies. The consultant supplies both data from a peer group and published compensation surveys for compensation comparisons. This data provides useful comparisons that are used as a guide when establishing compensation packages for our executives.

The Committee believes that the Company’s shareholders are best served when the Company can attract and retain talented executives by providing compensation packages that are competitive but fair. When assessing compensation, the Committee and the consultant analyze each component of compensation as well as the total cash compensation and total overall compensation, including long-term incentive awards. When structuring the executive compensation program, the Committee considers the 25th, 50th and 75th percentiles of the total compensation delivered by certain comparable publicly-traded biotechnology, life sciences and medical device companies to similarly situated officers. After reviewing those benchmarks, the Committee’s final determinations for executives’ total compensation reflect consideration of the Company’s and executive officer’s performance, internal and external comparisons and other factors. The Committee generally seeks to position total compensation for our NEOs at the 50th percentile level. However, consideration of all factors by the Committee may result in variations from the 50th percentile. While the Committee concurs with Radford’s views that total cash compensation is competitive if within the range of 15% above or below total cash compensation amounts at the 50th percentile for comparable executives, and that long-term compensation is competitive if within the range of 30% above or below long-term compensation at the 50th percentile for comparable executives, the Board and the Committee may establish compensation outside these ranges due to differences in experience, as well as variations in responsibilities, performance and ability.

How did the Committee select the peer group and use compensation survey information?

The Committee annually approves the peer group of companies used in the executive compensation analysis. During 2006, the Committee worked with Arnosti Consulting to develop a peer group for compensation purposes. The Committee considered publicly available compensation data provided by Arnosti Consulting from similarly situated organizations in the Company’s industry. The factors used to identify the peer group included the Company’s size relative to the peer group companies as compared by objective measures of headcount, revenues and market capitalization. In July 2006, with the assistance of Arnosti Consulting, the Committee selected the following companies as the final peer group:

Abaxis, Inc.	Impax Laboratories, Inc.	Neogen Corp.
Atricure, Inc.	Kensey Nash Corporation	Nuvasive, Inc.
Caraco Pharmaceutical Laboratories, Ltd.	Lannett Co., Inc.	Osteotech, Inc.
Exactech, Inc.	Lifecore Biomedical, Inc.	Possis Medical, Inc.
Hi Tech Pharmacal Co, Inc.	Monogram Biosciences, Inc.	Regeneration Technologies, Inc.

The Committee used the information from the peer group selected in July 2006 to recommend salary and target bonus amounts for 2007.

In December 2007, the Committee retained Radford to assist it with developing an updated peer group of companies. Radford identified public U.S.-headquartered companies in the medical device, diagnostic and biotechnology marketplaces with approximately 175 to 550 employees, annual revenue of $38 million to $130 million, and market capitalization in a range of $130 million to $800 million and with similarities to the Company in terms of financial profile, development stage, product focus, growth potential and revenue and headcount projections. Based on information provided by Radford, the Committee determined to eliminate from the peer group three generic pharmaceutical companies since their product focus was different from the Company’s medical device business, one company with a market capitalization significantly higher than the Company’s market capitalization and another company whose stock no longer traded on a securities exchange. The Committee also decided to add to the peer group several companies with a financial profile similar to that of the Company as described above. The Committee selected the following companies as the final peer group for purposes of recommending equity awards for 2007 and salary and target bonus amounts for 2008:

Abaxis, Inc.	Exactech, Inc.	Osteotech, Inc.
Abiomed	Kensey Nash Corporation	Palomar Medical Technologies
AngioDynamics	Lifecore Biomedical, Inc.	Possis Medical, Inc.
Atricure, Inc.	Micrus Endovascular	Regeneration Technologies, Inc.
Conceptus	Monogram Biosciences, Inc.	Spectranetics
Cutera	Neogen Corp.	Tutogen Medical

What are the individual components of the executive compensation program and why does the Company choose to pay them?

Our executive compensation program includes three key components: base salary; an annual cash performance bonus; and long-term incentive compensation in the form of stock options and/or stock-based awards.

Base salary and related benefits are a fundamental element of overall pay and are geared toward attracting and retaining the executive officer. Annual and long-term incentives play an important role in motivating executive performance, retaining executives and aligning executive pay practices with the interests of shareholders. The variable or at-risk elements of annual and long-term incentive compensation are designed to reward the achievement of both short- and long-term goals.

Base Salary. The annual base salary is designed to compensate NEOs for their sustained performance and level of responsibility, and is established by the Compensation Committee’s and Board’s subjective evaluation of the NEO’s performance and experience. The CEO provides evaluations of NEOs (other than himself) to the Committee and the Board as part of this process. The Compensation Committee approved all 2007 salary adjustments for NEOs and presented its recommendation to the full Board for approval. Adjustments in annual base salaries from the preceding year were designed to reflect performance and maintain competitive compensation.

Based on the data provided by Arnosti Consulting and taking into consideration the responsibilities of each NEO and his performance and responsibilities, we adjusted the NEOs’ 2007 salary rates by the percentages indicated in the chart below.

Name	2007 Adjusted Salary	Percentage Increase over 2006 Salary
Antony Koblish	$310,000	20.2%
Albert J. Pavucek, Jr.(1)	$200,000	11.1%
Christopher H. Smith	$184,000	5.2%
Douglas Low	$221,046	14.2%
Maarten Persenaire(2)	$250,000	18.0%
Joseph M. Paiva	$206,060	0.0%

(1)	Mr. Pavucek’s annual salary rate as of January 1, 2007 was $183,000. In February 2007, his annual salary rate was increased to $200,000 due to his promotion to Chief Financial Officer. The percentage increase over Mr. Pavucek’s 2006 salary rate set forth in the above table is based on an annual salary rate of $200,000.
(2)	Dr. Persenaire’s annual salary rate as of January 1, 2007 was $218,000. In July 2007, his annual salary rate was increased to $250,000 due to increased responsibilities assigned to Dr. Persenaire during 2007 for clinical research and development. The percentage increase over Dr. Persenaire’s 2006 salary rate set forth in the above table is based on an annual salary rate of $250,000.

As the results of comparable compensation data presented by Arnosti Consulting revealed that Mr. Koblish’s 2006 base salary was substantially below the 50th percentile, Mr. Koblish’s 2007 annual base salary rate increased approximately 20.2% to $310,000 in an effort to maintain competitive compensation. In addition to year-end salary rate adjustments, Messrs. Pavucek and Persenaire received interim salary adjustments due to an increase in their respective responsibilities that occurred during 2007. Mr. Pavucek’s 2007 annual base salary rate increased in part due to his promotion from Vice President, Finance, to Chief Financial Officer in February 2007. Dr. Persenaire’s 2007 annual base salary rate increased in part to reflect the fact that oversight of the Company’s CORTOSS® pivotal clinical trial in the United States had been added to his responsibilities. Of the 14.2% increase to Mr. Low’s salary rate from 2006 to 2007 as expressed in U.S. dollars, 9.2% is attributable to an increase in the exchange rate conversion from British pounds sterling, the currency in which Mr. Low is paid, to U.S. dollars.

Annual Target Performance Bonus. The Annual Target Performance Bonus program is established in order to promote the achievement of the Company’s annual performance objectives. The CEO and all officers reporting to the CEO are eligible to participate in the Annual Target Performance Bonus program. Company goals are established by the Board based on recommendations by the Committee early each year. The objective is to link the NEOs’ bonus opportunity directly to common goals tied to Company performance consistent with the NEOs’ management of the entire Company. The Board sets a limited number of goals to better focus actions on identified, strategic business objectives. Each goal is separately weighted. If the Company’s achievement of a particular goal surpasses the target goal, additional value for such goal is assigned when calculating the performance bonus. Similarly, if the Company’s achievement of a particular goal falls below the target, the bonus amount attributable to that goal decreases. Under the program in effect for the 2007 bonus, if the Company failed to achieve at least 70% of a particular goal, no bonus amount was assigned to that goal when calculating the total performance bonus.

At the end of each year, the Compensation Committee, in consultation with the CEO, determines the degree to which each Company goal has been achieved. In 2007, the performance bonus awarded to officers reporting directly to the CEO was taken from a pool, described below, which was created based upon Company performance and each of the individual target bonuses.

The CEO recommends to the Committee annual bonus amounts for each executive officer reporting directly to the CEO based upon achievement of the annual Company performance objectives. The targeted Company objectives for 2007 and corresponding weight given to each were as follows: top line sales revenue growth (50%); submission to the FDA of a regulatory approval application for CORTOSS and related preparation for possible commercialization of CORTOSS (35%); and achievement of budgetary goals (15%). The Compensation Committee and Board determined that in the aggregate 99.5% of the 2007 performance objectives were achieved. While the individual NEOs did not have maximum bonus thresholds under the Annual Target Performance Bonus program for 2007, the aggregate maximum bonus amount payable for that year to all officers reporting directly to the CEO was the sum obtained by adding together the amounts for each such officer calculated by multiplying, with respect to each such officer, (i) the officer’s target bonus for participation in the program, by (ii) the percentage achievement of the annual Company goals as determined by the Board (this sum is referred to as the “Total Actual Pool”). The target bonus for each NEO other than Mr. Smith is based on a specified percentage of the NEO’s base salary. For 2007, Mr. Smith’s target bonus was a specified dollar amount. When setting Mr. Smith’s target bonus under the Annual Performance Target Bonus program, the Board and Committee consider the total bonus opportunity for Mr. Smith under both the Annual Performance Target Bonus program and the Quarterly Performance Program discussed below. For 2007, the Total Actual Pool was allocated among the executive officers reporting to the CEO. The actual bonus dollar amounts for each officer reporting directly to the CEO are reviewed and recommended by the Committee for submission to the Board for final approval. The Committee also recommends to the independent members of the Board the actual bonus amount for the CEO under the Annual Target Performance Bonus program. For 2007, the target bonus for which the NEOs were eligible under the Annual Target Performance Bonus program was as follows:

Name	2007 Annual Performance Target Bonus Opportunity
Antony Koblish	65% of 2007 base salary rate
Christopher H. Smith	$33,000
NEOs other than Messrs. Koblish and Smith	35% to 40% of their respective base salary rates

The Board and Committee also consider achievement of individual objectives and milestones during the year when making final bonus decisions. These considerations may increase or decrease the individual’s actual bonus amount. Each NEO other than Mr. Smith received 100% of his target bonus under the Annual Target Performance Bonus program. Mr. Smith received 88% of his target bonus under the program as a result of the achievement levels of U.S. product sales performance goals. Mr. Smith’s target bonus under the program for 2008 was increased from $33,000 to $62,000. See “Quarterly Performance Program” below for more information regarding this increase.

Based on the recommendations of the Committee, in 2008 the Board restructured the scoring and award calculations applicable under the Annual Target Performance Bonus program. These changes, which will affect bonuses earned in 2008 and thereafter, will:

•

decrease the leverage of the payout curve at below-target levels for corporate goal achievement and individual performance while slightly increasing the leverage for exceeding target levels for corporate goal achievement and individual performance established by the Board for 2007;

•	more formally incorporate individual performance ratings and their weighting; and

•	decrease the level of discretion for managers in determining the bonus allocation.

In particular, the restructuring for 2008:

•

assigns a weighting of 70% for the Company’s achievement of corporate goals and a weighting of 30% for the individual’s performance rating when calculating the amount of the bonus payable under the program for NEOs (other than the Senior Vice President of Sales and Marketing; see “Quarterly Performance Program” below for additional information);

•

increases the minimum achievement level for each corporate goal below which no payout is earned for that particular goal from the minimum achievement level for the goal established by the Board for 2007;

•	establishes a maximum payout under the program for each NEO equal to 200% of the NEO’s target bonus and eliminates the Total Actual Pool; and

•

establishes a funding threshold that must be satisfied in order for NEOs to receive any portion of the bonus under the program; however, the Committee has the discretion to pay the bonus in equity or a combination of equity and cash if the funding threshold is not met. For 2008, the funding threshold is a minimum cash balance at December 31, 2008.

The Committee has the ability to modify payouts under the program based on individual performance or other factors.

Long-term Incentive Compensation. The Company believes that long-term performance is achieved through the use of stock and stock-based awards to encourage performance by employees. Our equity incentive plans have been established to provide our employees, including the NEOs, with incentives to help align their interests with the interests of shareholders.

The Committee oversees the administration of the Company’s equity compensation plans. Historically, stock options have been granted to all employees at the commencement of employment and annually, which practice was followed in 2007. The Company’s equity compensation plan authorizes us to grant stock options, restricted stock units and restricted stock to employees, directors and consultants. For equity compensation earned during 2007 and paid in 2008, the Committee and the Board modified the long-term incentive component of the executive compensation program to replace restricted stock units with stock options. The decision to redesign the program took into account the following:

•	information from Radford regarding types of long-term incentive awards to executives at comparator companies and equity compensation trends; and

•

the potentially higher long-term value for recipients of stock options as compared to restricted stock units, which may result in higher retentive value for the Company and increased performance incentives.

Stock options granted by the Company have an exercise price equal to the fair market value of the Company’s common stock on the date of grant, typically vest over a four-year period with 25% vesting on each twelve-month anniversary of date of grant, subject to continued employment, and generally expire ten years after the date of grant. Fair market value is defined to be the closing sale price of the Company’s common stock on the date of grant as reported on the NASDAQ Global Market. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended (the “Code”). The Company does not have a program, plan or practice to time option grants in coordination with the release of material non-public information. While the Company has historically made equity grants to executive officers on an annual basis, the Board and the Committee retain the discretion to make additional awards at other times in connection with the initial hiring of a new officer, for retention purposes or otherwise.

Equity awards help to provide a balance to the overall executive compensation program as base salary and our Annual Target Performance Bonus program focus on short-term compensation, while the vesting of equity awards is designed to increase shareholder value over the longer term and align the interests of employees who participate in our equity compensation program with the long-term interests of our shareholders. The vesting period of equity awards encourages employee retention and the preservation of shareholder value. We have not adopted stock ownership guidelines and our equity compensation plans have provided the principal method, other than through our employee stock purchase plan and open market purchases, for our executive officers to acquire equity in the Company.

The Compensation Committee recommends to the Board the number of shares of common stock subject to incentive stock option grants, restricted stock awards or other grants under the Company’s equity compensation plan, if any, to be granted to each NEO. For 2007, NEOs (other than the CEO) were each granted annual stock options to acquire shares of Orthovita common stock in amounts ranging from 60,000 to 95,000 shares. These grants are based on Orthovita’s achievement of annual performance objectives (consistent with the methodology described under “Annual Target Performance Bonus” above) and the competitiveness of each NEO’s current equity holdings in relation to the peer group data. Other important factors considered by the Committee and Board in making the awards are the Committee’s and Board’s subjective view of the executive’s ability to enhance the financial and operational performance of the Company; the executive’s past performance; and the expectation of the executive’s future performance and contributions. The Board approved the grant to Mr. Koblish of options to purchase 200,000 shares of Orthovita’s common stock, based upon its subjective evaluation of Mr. Koblish’s overall performance, as well as an assessment of the equity awards held by CEOs at peer group companies. All stock options granted to NEOs for 2007 annual performance vest 25% over four years commencing on the first anniversary of the date of grant.

Quarterly Performance Program. In addition to eligibility under the Annual Target Performance Bonus program as described above, Messrs. Smith and Persenaire were eligible in 2007 to receive certain quarterly cash bonus awards under our Quarterly Performance Program. The cash bonus awards are paid after the end of each of the four quarters in the applicable year. In 2007, Mr. Smith was eligible for four quarterly cash bonus awards and Dr. Persenaire was eligible for two quarterly cash bonus awards.

For 2007, these quarterly awards were based on both the Company’s achievement of quarterly U.S product sales performance goals (75% weighting) and the achievement of the expense budget for the U.S. sales division (25% weighting), both of which were established by the Board in advance. If the Company met at least 70% of the revenue and expense goals for a given quarter during 2007, eligible participants were entitled to a quarterly bonus for that quarter. If the Company met at least 70% but less than 100% of the quarterly revenue and expense goals, the quarterly bonus would be prorated. In addition, the amount of the quarterly bonus increased as the level of attainment of the sales revenue goal for that quarter increases. See the “Grants of Plan Based Awards” table below for payments made to Messrs. Smith and Persenaire under the 2007 Quarterly Performance Program.

Dr. Persenaire ceased to be eligible to receive cash bonus awards under the Quarterly Performance Program after the second quarter of 2007 due to increased responsibilities assigned to Dr. Persenaire for clinical research and development and his resulting increased bonus opportunity under the Annual Target Performance Bonus program.

In April 2008, the Board, upon the recommendation and approval of the Committee, adopted changes to the 2008 bonus program for Mr. Smith’s position of Senior Vice President of Sales and Marketing to more closely align his interests with the long-term interests of shareholders. Under this program, the Senior Vice President of Sales and Marketing is eligible to receive five cash bonus awards, four of which are made quarterly under the Quarterly Performance Program and one of which is made under the Annual Target Performance Bonus program described above. The material changes to this program consist of:

•

structuring the overall target bonus for the Senior Vice President of Sales and Marketing so that 70% of the bonus is based on the Company’s achievement of corporate goals under the Annual Target Performance Bonus Plan and 30% of the bonus is based on the individual performance rating for the Senior Vice President of Sales and Marketing by:

•	reducing the target amount of each of the quarterly awards from $33,000 for quarters during 2007 to $17,500 for quarters during 2008; and

•

increasing the target bonus amount under the Annual Target Performance Bonus program from $33,000 for 2007 to $62,000 for 2008, of which $22,400 is based on the Company’s achievement of corporate goals under the Annual Target Performance Bonus Plan and $39,600 is based on the individual performance rating for the Senior Vice President of Sales and Marketing; and

•

basing the target quarterly awards on the Company’s achievement of quarterly total sales revenue goals (60% weighting) and the Company’s achievement of quarterly corporate budgetary goals (40% weighting).

What are the significant tax and accounting considerations for executive compensation?

Certain provisions of the Code provide generally that a publicly held corporation may not deduct compensation for its chief executive officer or each of other specified executive officers to the extent that such compensation exceeds $1 million for the executive. This limitation does not apply to compensation that qualifies under applicable regulations as “performance-based.” It is not expected that these provisions will adversely affect the Company based on its current compensatory structure. In this regard, base salary and bonus levels are expected to remain well below the $1 million limitation in the foreseeable future. In addition, the Company’s equity compensation plan is designed to preserve, to the extent otherwise available, the deductibility of income realized upon the exercise of stock options under the plan.

The Company has adopted the provisions of Statement of Financial Accounting Standards No. 123R, “Share Based Payment” (“SFAS No. 123R”), relating to accounting for stock options and other stock-based awards. The accounting treatment for an award is taken into consideration in the design of the Company’s long-term incentive program.

REPORT OF THE COMPENSATION COMMITTEE

To our Shareholders:

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis beginning on page 9 of this proxy statement.

Based on the review and discussions referred to in the preceding paragraph, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into Orthovita’s Annual Report on Form 10-K for the year ended December 31, 2007.

Respectfully submitted on April 29, 2008 by the members of the Compensation Committee of the Board of Directors:

David Fitzgerald, Chairman

Paul G. Thomas

Paul Touhey

Summary Compensation Table

The following table sets forth information regarding 2007 and 2006 compensation for Antony Koblish, our Chief Executive Officer, Albert J. Pavucek, Jr., our Chief Financial Officer, Joseph M. Paiva, who until February 7, 2007 was our Chief Financial Officer, and Orthovita’s three other most highly compensated executive officers (“Named Executive Officers” or “NEOs”).

Executive Officer Name and Principal Position	Year	Salary($)	Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(4)		All Other Compensation ($)(5)		Total($)
Antony Koblish, Chief Executive Officer	2007	310,000	1,007	125,674		155,559		200,493		25,954		818,687
	2006	258,000	55,770	—		362,335		112,230		22,636		810,971
Albert J. Pavucek, Jr. Chief Financial Officer(6)	2007	198,332	400	43,232		49,455		79,600		20,728		391,747
	2006	55,962	2,340	—		—		15,660		4,381		78,343
Christopher H. Smith, Sr. VP, Sales & Marketing	2007	184,000	—	20,108		26,960		151,617	(7)	21,560		404,245
	2006	174,970	3,900	—		60,263		154,781	(7)	17,654		411,568
Douglas Low, Sr. VP, European Operations(8)	2007	221,046	—	—		54,130		83,578		33,579		392,333
	2006	193,530	8,060	—		76,763		53,940		25,280		357,573
Maarten Persenaire, Chief Medical Officer	2007	221,046	1,250	10,054		25,955		98,750	(9)	22,265		379,320
	2006	211,810	4,048	—		66,560		55,282	(9)	18,292		355,992
Joseph M. Paiva, Former Chief Financial Officer(10)	2007	85,858	—	16,350	(11)	28,242	(12)	11,667	(13)	146,450	(14)	288,567
	2006	206,060	—	—		64,060		35,000		17,001		322,121

(1)	Represents bonus amounts awarded under the Annual Target Performance Bonus program. These amounts were not based on performance targets that were pre-established by the Board and communicated to the NEOs. Bonus amounts relating to performance over a specified period based on performance targets pre-established by the Board and communicated to the NEOs are set forth under the “Non-Equity Incentive Plan Compensation” column.
(2)	This column presents the dollar amount recognized as expense by the Company for financial reporting purposes with respect to restricted stock unit awards granted to the NEOs in March 2007, which vest 50% on each of the second and fourth anniversaries of the date of grant. In February 2008, the Company awarded options to purchase the number of shares of common stock set forth opposite the name of each NEO: Mr. Koblish – 200,000; Mr. Pavucek – 70,000; Mr. Smith – 80,000; Mr. Low – 60,000; and Dr. Persenaire – 95,000. These February 2008 option awards are not reflected in the summary compensation table above.
(3)	This column presents the dollar amount recognized as expense by the Company for financial reporting purposes with respect to stock options held by the NEO during the relevant year, and does not reflect the value of shares actually received by the NEO during the year or which may be received in the future with respect to these stock options. As indicated in the table below entitled “Option Exercises and Stock Vested in 2007”, other than Mr. Paiva, no NEO received any cash or stock from the exercise of any option awards in 2007 or 2006. The assumptions used in determining the amounts listed in this column are set forth in note 2 to our consolidated financial statements included in our 2007 Annual Report to Shareholders that accompanies this proxy statement.
(4)	The amounts in this column are the annual bonus amounts for achievement of corporate goals in 2007 and 2006, which we paid in cash in March 2008 and March 2007, respectively, under the Annual Target Performance Bonus program.
(5)	All other compensation includes the following perquisites and other benefits, valued at the incremental cost to the Company: automobile allowance, tax gross ups, life insurance premiums, non-cash compensation, and 401(k) matching contributions for NEOs other than Mr. Low, and pension plan contributions for Mr. Low.

(6)	Mr. Pavucek was appointed as the Company’s Chief Financial Officer on February 8, 2007. Prior to his appointment as Chief Financial Officer, Mr. Pavucek served as the Company’s Vice President of Finance and Corporate Controller commencing on September 11, 2006, the date on which he joined the Company.
(7)	Mr. Smith’s non-equity incentive plan compensation for 2007 and 2006 includes $122,577 and $128,681 for achievement of sales performance targets in 2007 and 2006, respectively, which we paid in cash, under the Quarterly Performance Program.
(8)	Mr. Low receives all cash compensation in British pounds sterling. All amounts shown for Mr. Low for 2007 and 2006 were translated into U.S. dollars using an average foreign exchange rate for the full-year 2007 and the full-year 2006, respectively.
(9)	Dr. Persenaire’s non-equity incentive plan compensation for 2007 and 2006 includes $25,834 and $29,330 for achievement of sales performance targets in 2007 and 2006, respectively, which we paid in cash, under the Quarterly Performance Program.
(10)	During 2007, Mr. Paiva served as the Company’s Chief Financial Officer until February 7, 2007. On May 4, 2007, the Company terminated without cause the employment of Mr. Paiva, who then served as the Company’s Chief Business Officer, in accordance with the terms of the employment agreement between the Company and Mr. Paiva dated as of April 23, 2003. The effective date of Mr. Paiva’s termination of employment was June 4, 2007.
(11)	Reflects the acceleration of vesting of restricted stock unit grants and restricted share grants upon termination of employment as required by the employment agreement between the Company and Mr. Paiva (see Note 10 above).
(12)	Includes the acceleration of vesting of options upon termination of employment as required by the employment agreement between the Company and Mr. Paiva (see Note 10 above).
(13)	Consists of the pro rata bonus amount under the 2007 Annual Target Performance Bonus Program as required by the employment agreement between the Company and Mr. Paiva (see Note 10 above).
(14)	Includes the following severance and other benefits to which Mr. Paiva was entitled during 2007 under his employment agreement (see Note 10, above): (a) $120,202 in salary continuation for the period commencing June 4, 2007 through December 31, 2007; and (b) the following perquisites and other benefits: automobile allowance, cash payment for accrued but unused vacation time, and medical insurance premiums.

The following table shows the grants of awards made in 2007 to NEOs:

Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Thres- hold ($)	Target ($)	Maxi-mum ($)(2)	Thres- hold (#)	Target (#)	Maxi-mum (#)
A. Koblish	01/01/07	0	201,500	—	—	—	—	125,000	—	—	408,750
A. J. Pavucek	01/01/07	0	70,000	—	—	—	—	43,000	—	—	140,610
C. H. Smith	01/01/07	0	33,000	—	—	—	—	20,000	—	—	65,400
	04/30/07	0	33,000	—	—	—	—	—	—	—	—
	07/31/07	0	33,000	—	—	—	—	—	—	—	—
	10/31/07	0	33,000	—	—	—	—	—	—	—	—
	12/31/07	0	33,000	—	—	—	—	—	—	—	—
D. Low	01/01/07	0	77,366	—	—	—	—	—	50,000	3.27	89,074
M. Persenaire	01/01/07	0	73,600	—	—	—	—	10,000	—	—	32,700
	04/30/07	0	13,200					—	—	—	—
	07/31/07	0	13,200					—	—	—	—
J. M. Paiva	06/04/07	0	11,667					5,000	—	—	16,350

(1)	The grant date of January 1, 2007 is the date that the plan year began for the 2007 Annual Target Performance Bonus program. All NEOs received an annual cash incentive award for achievement of corporate goals in 2007 under the Annual Target Performance Bonus program, which awards were paid in early 2008 to each NEO other than Mr. Paiva. Mr. Paiva’s non-equity incentive plan compensation under the Annual Target Performance Bonus program was $11,667, his pro rata target bonus based on the duration of his employment with the Company in 2007. Mr. Smith’s non-equity incentive plan compensation includes $122,577 awarded under the 2007 Quarterly Performance Program. Mr. Smith was eligible for four quarterly payments based upon 2007 sales performance as described above under “Quarterly Performance Program” in the “Compensation Discussion and Analysis” section. Mr. Smith received payments under the 2007 Quarterly Performance Program on April 30, July 31 and October 31, 2007 and January 31, 2008. Dr. Persenaire’s non-equity incentive plan compensation includes $25,834 awarded under the Quarterly Performance Program. Dr. Persenaire was eligible for quarterly payments during the first half of 2007 based upon 2007 sales performance as described above under “Quarterly Performance Program” in the “Compensation Discussion and Analysis” section. Dr. Persenaire received payments under the 2007 Quarterly Performance Program on April 30 and July 31, 2007. Other than Messrs. Smith and Persenaire, the NEOs were not eligible for awards under the Quarterly Performance Program.
(2)	While the individual NEOs did not have maximum future payouts pursuant to the non-equity incentive plan for achievement of corporate goals in 2007, the aggregate maximum future payout in 2007 was the Total Actual Pool, described above under “Annual Target Performance Bonus Program” in the “Compensation Discussion and Analysis” section. There was no maximum future payout under the 2007 Quarterly Performance Program for Mr. Smith.
(3)	This column presents the aggregate grant date fair value of the restricted stock unit and stock options awarded during 2007 under our equity compensation plan, as determined in accordance with SFAS No. 123R. The assumptions used in determining these amounts are set forth in note 2 to our consolidated financial statements included in our 2007 Annual Report to Shareholders that accompanies this proxy statement.

The following table provides information regarding unexercised stock options and unvested stock awards held by the NEOs as of December 31, 2007. All values in the table are based on a market value of our common stock of $3.49, the closing price of our common stock on December 31, 2007, the last trading day of 2007, as reported by the NASDAQ Global Market.

Outstanding Equity Awards at Fiscal Year-End 2007

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options(1) (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested(2) (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
A. Koblish	— — 10,000 5,000 15,000 15,000 25,000 30,000 28,000 100,000 20,000 200,000 300,000 5,000 211,140	— — — — — — — — — — — — — — 70,380	— — — — — — — — — — — — — — —	6.60 5.06 4.90 5.00 5.56 2.48 3.00 2.28 2.80 3.12 4.45 4.51 3.69	01/04/2009 05/17/2009 12/01/2009 12/31/2009 01/31/2011 01/24/2012 01/24/2012 04/23/2012 12/18/2012 12/22/2013 05/04/2014 09/01/2014 12/23/2015	6,900 125,000 — — — — — — — — — — — — —	24,081 436,250 — — — — — — — — — — — — —	— — — — — — — — — — — — — — —	— — — — — — — — — — — — — — —
Total	964,140	70,380	—			131,900	460,331

A. J. Pavucek	— 25,000	— 75,000	—	3.67	10/24/2016	43,000 —	150,070 —	— —	— —
Total	25,000	75,000				43,000	150,070	—	—

C. H. Smith	— 150,000 130,000 42,873	— — — 14,291	— — — —	3.54 4.45 3.69	02/27/2014 05/04/2014 12/23/2015	20,000 — — —	69,800 — — —
Total	322,873	14,291				20,000	69,800

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options(1) (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested(2) (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
D. Low	10,000 15,000 4,000 100 20,000 50,900 80,000 42,873 —	— — — — — — — 14,291 50,000	— — — — — — — — —	3.11 2.95 3.00 3.00 2.80 3.12 4.45 3.69 3.27	09/03/2011 11/12/2011 12/17/2011 12/17/2011 12/18/2012 12/22/2013 05/04/2014 12/23/2015 03/06/2017	— — — — — — — — —	— — — — — — — — —	— — — — — — — — —	— — — — — — — — —
Total	222,873	64,291
M. Persenaire	— — 50,000 10,000 15,000 2,480 12,520 18,000 7,500 22,500 37,501 72,499 62,809 47,191 4,535 465 21,407	— — — — — — — — — — — — — — — — 7,136	— — — — — — — — — — — — — — — — — —	4.00 5.00 5.56 2.48 2.48 3.00 2.80 2.80 3.12 3.12 4.45 4.45 4.51 4.51 3.69	07/29/2009 12/31/2009 01/31/2011 01/24/2012 01/24/2012 01/24/2012 12/18/2012 12/18/2012 12/22/2013 12/22/2013 05/04/2014 05/04/2014 09/01/2014 09/01/2014 12/23/2015	5,600 10,000 — — — — — — — — — — — — — — —	19,544 34,900 — — — — — — — — — — — — — — —	— — — — — — — — — — — — — — — — — —	— — — — — — — — — — — — — — — — — —
Total	384,407	7,136				15,600	54,444
J. M. Paiva	—	—	—			—	—	—	—

(1)	Options listed in Column (c) have not vested as of December 31, 2007. The following table provides information with respect to the dates on which these options are scheduled to vest, subject to continued employment and to acceleration in the event of a change in control. The options held by Messrs. Koblish and Pavucek are also subject to acceleration in the event of a termination of employment by the Company without cause or a constructive termination of employment pursuant to the terms of their respective employment agreements.

	Future Vesting Dates	Number of Options Vesting
Grant Date		A. Koblish	A.J. Pavucek	C. H. Smith	D. Low	M. Persenaire	J. M. Paiva
10/24/06	10/24/08 10/24/09 10/24/10	— — —	25,000 25,000 25,000	— — —	— — -—	— — —	— — —

12/23/05	12/23/08	70,380	—	14,291	14,291	7,136	—

03/06/07	03/06/08 03/06/09 03/06/10 03/06/11				12,500 12,500 12,500 12,500		— — — —
Total per Executive		70,380	75,000	14,291	64,291	7,136	—

(2)	The table below reflects the number of restricted shares held by each executive scheduled to vest in the future, subject to continued employment. Shares granted on January 25, 2002 shall also vest in full upon the executive’s death prior to January 25, 2009. The shares held by Messrs. Koblish and Pavucek are also subject to acceleration of vesting in the event of a termination of employment by the Company without cause or a constructive termination of employment pursuant to the terms of their respective employment agreements.

	Future Vesting Dates	Number of Shares Vesting
Grant Date		A. Koblish	A.J. Pavucek	C. H. Smith	D. Low	M. Persenaire	J. M. Paiva
01/25/02	01/25/09	6,900	—	—	—	5,600	—
03/06/07	03/06/09 03/06/10	62,500 62,500	21,500 21,500	10,000 10,000	— —	5,000 5,000	— —
Total		131,900	43,000	20,000	—	15,600	—

The following table and explanatory footnotes provide information with regard to amounts paid to or received by our NEOs during 2007 as a result of the exercise of stock options.

Option Exercises and Stock Vested in 2007

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise(1) (#) (b)	Value Realized on Exercise(2) ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
A. Koblish	—	—	—	—
A.J. Pavucek	—	—	—	—
C. H. Smith	—	—	—	—
D. Low	—	—	—	—
M. Persenaire	—	—	—	—
J. M. Paiva	81,000	37,030	11,000	35,970

(1)	Column (b) is the number of stock options exercised by the named executive officer during 2007.
(2)	Column (c) is the market value at the time of exercise of the shares purchased less the exercise price paid.

Potential Payments Upon Termination or Change of Control

We have entered into employment agreements with Messrs. Koblish, Pavucek, Low and Persenaire. In addition, the Company has entered into change of control agreements with Messrs. Smith and Low. We describe our obligations for potential payments upon termination or a change of control under their respective agreements below.

Employment Agreements of Messrs. Koblish and Pavucek

We entered into employment agreements with each of Messrs. Koblish and Pavucek in April 2007. These agreements have an initial term of two years and renew annually, unless we give written notice of non-renewal to the executive at least 180 days prior to the expiration of the then-current term. These agreements provide for compensation and benefits in the event that (1) we terminate the executive’s employment (other than for “Cause”) at any time; (2) the executive resigns for “Good Reason” within twelve months following a Change of Control of the Company; or (3) a Change of Control of the Company occurs.

Defined Terms. The following terms are used throughout this section and are applicable to the employment agreements with Messrs. Koblish and Pavucek:

Cause means:

•	conviction of a felony,

•	commission of an intentional act of fraud, embezzlement, or theft, or engagement in gross negligence in connection with the executive’s duties in the course of his employment with us,

•

an intentional breach of the executive’s obligations under the employment agreement, including inattention to or neglect of duties, that is materially harmful to our business and remains uncured thirty days after receiving written notice from the Board specifying the details thereof; or

•

the failure by the executive to follow the lawful directives of the CEO or the Board, provided that the executive shall have been given reasonably detailed notice that such an event constituting cause for termination has occurred and a thirty-day cure period.

Change of Control has the meaning set forth in our equity compensation plan. Any of the following situations would constitute a “Change of Control” under the employment agreements with Messrs. Koblish and Pavucek:

•	the acquisition by a person of securities having more than 50% of the voting power of our outstanding securities;

•	a sale or other disposition of all or substantially all of our assets;

•	our liquidation or dissolution;

•

a merger or consolidation of the Company with another entity in which our shareholders immediately prior to such transaction do not beneficially own, immediately after such transaction, at least 50% of the voting power of the surviving entity; or

•

individuals who, as of April 12, 2007, were members of our Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, that any person becoming a director subsequent to such date whose election, or nomination for election by our shareholders, was approved by a vote of at least a majority of the Incumbent Directors who are directors at the time of such vote is deemed to be an Incumbent Director.

Good Reason means the occurrence of any of the following events or conditions:

•	a material diminution in the executive’s duties, responsibilities or authority;

•	in the case of Mr. Pavucek, a failure of Mr. Pavucek to have a position reporting directly to the CEO;

•	a reduction in any amount of the executive’s base salary except as part of an across the board reduction applicable to executives generally; or

•	a failure of the Company to comply with any of the material terms of the relevant employment agreement.

However, except for the case of a reduction in base salary other than as part of across-the-board reductions, any of the events or conditions described above will only constitute Good Reason if (a) the executive provides us with reasonably detailed written notice that such an event constituting cause for termination has occurred; and (b) the Company does not remedy the event or condition within thirty days of receiving the executive’s written notice. In addition, the executive must provide the Company written notice following the event that constitutes Good Reason and the executive’s termination must occur within one year following such event.

Termination without Cause; Resignation for Good Reason Following a Change of Control. If (a) we terminate Messrs. Koblish or Pavucek without Cause or, within twelve months following the occurrence of a Change of Control, Messrs. Koblish or Pavucek resigns for Good Reason, and (b) the executive executes a release waiving any and all current and future claims against us relating to his employment with, or termination by, the Company, such executive would be entitled to:

•

in the case of Mr. Koblish, a cash amount equal to twenty-four months of his then current base salary, payable in normal installments in accordance with the Company’s payroll practices; provided, however, that such amount would equal only eighteen months of current base salary if the termination without Cause occurs prior to a Change of Control or more than twelve months after the occurrence of a Change of Control;

•

in the case of Mr. Pavucek, a cash amount equal to eighteen months of his then current base salary, payable in normal installments in accordance with the Company’s payroll practices; provided, however, that such amount would equal only twelve months of current base salary if the termination without Cause occurs prior to a Change of Control or more than twelve months after the occurrence of a Change of Control;

•

a pro rata bonus for the year in which the executive’s termination of employment occurs to the extent that such amount would have been earned in accordance with the terms of the Company’s annual incentive program, payable on the date on which other bonuses are paid for the year to other employees after the end of the year to which the bonus relates; provided that in no event shall the executive’s pro rata bonus be paid later than March 15 of the calendar year following the fiscal year for which it was earned, except to the extent required to be delayed under section 409A of the Code;

•

an amount equal to the health care continuation coverage premium for the executive, his spouse and dependents until (x) the expiration of the period following the executive’s termination equal in duration to the severance period set forth in the first two bullet points above (twelve to twenty-four months, as applicable) or (y) the executive becomes eligible for coverage under a plan maintained by a new employer or under a plan maintained by his spouse’s employer, whichever is sooner, which amounts are payable monthly;

•

to the extent not already paid, any annual bonus payable with respect to a calendar year that ended prior to that termination, accrued salary and any benefits accrued and due under any applicable benefit plans and programs of the Company; and

•

full vesting of all outstanding unvested stock options, restricted stock, restricted stock units and other equity rights held by the executive as of the date of the executive’s termination without Cause at any time or resignation for Good Reason following a Change in Control.

If Mr. Koblish or Mr. Pavucek is determined to be a Specified Employee (as defined under section 409A of the Code), any amounts payable to such executive upon separation from employment that are deferred compensation under section 409A of the Code shall be postponed and shall be paid in a lump sum after the first to occur of (i) the date that is six months following the executive’s separation from employment or (ii) the executive’s death. This section 409A postponement period shall not apply to (x) separation pay that is exempt from section 409A of the Code and (y) amounts exempt from section 409A of the Code under the short term deferral exception. Each of the employment agreements with Messrs. Koblish and Pavucek provides that if any amount or benefit to be paid or provided by the Company thereunder or under any other agreement to or for the benefit of the executive would be an “excess parachute payment,” within the meaning of section 280G of the Code, then the payments and benefits to be paid or provided shall be reduced so that no portion of any such payment or benefit, as so reduced, would constitute an excess parachute payment.

Restrictive Covenants. Mr. Koblish is bound by certain non-competition and non-solicitation covenants which extend for a period of eighteen months following termination of employment. Mr. Pavucek is bound by certain non-competition and non-solicitation covenants which extend for a period of twelve months following termination of employment. Each of Messrs. Koblish and Pavucek are bound by certain confidentiality obligations which survive termination of employment.

Employment Agreement of Mr. Low

We entered into an employment agreement with Mr. Low in August 2001. Under the employment agreement, either we or Mr. Low may terminate Mr. Low’s employment by giving the other party at least three months prior written notice; however, we have the right to pay Mr. Low salary and an amount equivalent to the value of any benefits (but not any bonuses) which Mr. Low would have received during the notice period in lieu of any period of notice given by us or Mr. Low. We may also terminate Mr. Low’s employment immediately and without notice in the event of any serious breach by Mr. Low of his employment agreement or any act of gross misconduct by Mr. Low.

Restrictive Covenants. Mr. Low is bound by certain non-competition and non-solicitation covenants which extend for a period of six months following termination of employment. He is also bound by certain confidentiality obligations which survive termination of employment.

Agreements with Dr. Persenaire

We entered into an employment agreement with Dr. Persenaire in September 1999. Under the employment agreement, if either Orthovita or its successor terminates Dr. Persenaire’s employment without cause, Dr. Persenaire is entitled to receive nine months salary as a severance benefit. The agreement also provides that in the event of a change of control of Orthovita, all stock options or other equity awards will vest immediately.

Restrictive Covenants. Under a separate Confidentiality and Non-Disclosure Agreement, Dr. Persenaire is bound by certain non-competition and non-solicitation covenants which extend for a period of nine months following termination of employment. He is also bound by certain confidentiality obligations which survive termination of employment.

Change of Control Agreements for Messrs. Smith and Low

The Company has entered into change of control agreements with Messrs. Smith and Low that provide for the following severance benefits:

•

If within one year after a Change of Control of the Company (as defined in the Company’s equity compensation plan), (a) the Company terminates the executive’s employment for any reason other than “Cause” (as defined in the Company’s equity compensation plan), disability or death, or (b) the executive voluntarily terminates employment with the Company on account of a “Constructive Termination” (as defined below), the executive will receive payments equivalent to his base salary, as in effect immediately prior to the termination of employment, for a minimum of six months but not to exceed twelve months; provided, however, that if the gross proceeds per common share realized or exchanged in a Change of Control are less than $3.00 per share, then the executive’s twelve-month continuation of base salary shall be adjusted lower by multiplying the executive’s base salary then in effect by a fraction, the numerator of which will be the gross proceeds realized per common share, and the denominator of which is equal to $3.00.

•

A “Constructive Termination” is a termination of employment at the executive’s initiative after the occurrence of any of the following events without the executive’s consent within one year after a Change of Control: (a) a material diminution in his duties, responsibilities, authority or status, (b) a reduction in any amount of his annual base salary, or (c) the assignment to him of duties or responsibilities which are materially inconsistent with the duties, responsibilities, authority, or status of his position prior to the Change of Control or which materially impair his ability to function in his then current position.

•

Payment of the base salary will continue until the earlier of: (a) the commencement of “Comparable Employment” (as defined below), or (b) the first anniversary of termination of employment with the Company. The entitlement of each of Messrs. Smith and Low to receive the salary continuation payments described above will depend upon such executive’s execution at the time of termination of employment of a standard general release in favor of the Company.

•

“Comparable Employment” means new employment with another employer after the executive’s termination that (i) pays a salary that is no less than 75% of his base salary on the termination date and (ii) requires performance of the same or similar skill levels as when employed by the Company.

Effect of a Change of Control on Unvested Equity Awards

With respect to each NEO other than Messrs. Smith, Low and Paiva, upon the occurrence of a Change of Control of the Company (as such term is defined in the Company’s equity compensation plan), one hundred percent of any stock option, restricted stock or other stock grants or awards made to each NEO that have not yet become exercisable or vested shall become exercisable or vested.

The treatment of any equity grants made to Messrs. Smith and Low upon a Change of Control is as set forth in the Company’s equity compensation plan. The plan provides that, in the event of a Change of Control of the Company (as such term is defined in the Company’s equity compensation plan), one hundred percent of any stock option, restricted stock or awards that have not yet become exercisable or vested shall become exerciseable or vested unless the Committee determines otherwise, and the Committee may take any one or more of the following actions with respect to any or all outstanding equity grants, without the grantee’s consent: (i) after giving the grantee an opportunity to exercise his outstanding options and stock appreciation rights (SARs), the Committee may terminate any or all unexercised options and SARs at such time as the Committee deems appropriate, (ii) the Committee may determine that the grantee shall receive one or more payments in settlement of stock units and other stock-based awards, in such amount and form and on such terms as may be determined by the Committee, or (iii) the Committee may determine that all outstanding options and SARs that are not exercised shall be assumed by, or replaced with comparable options or rights by the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding grants that remain in effect after the Change of Control shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). Such acceleration, surrender, termination, settlement or conversion shall take place as of the date of the Change of Control or such other date as the Committee may specify.

Restrictive Covenants of Mr. Smith

Mr. Smith is bound by certain non-competition and non-solicitation covenants which extend for a period of up to twelve months following termination of employment if we continue to pay his base salary for such period. In addition, Mr. Smith is bound by certain confidentiality obligations which continue following termination of employment.

Severance Agreement with Mr. Paiva

On May 4, 2007, we terminated the employment of Mr. Paiva, then the Company’s Chief Business Officer, without cause in accordance with the terms of the employment agreement between Mr. Paiva and the Company dated as of April 23, 2003. We are obligated to pay Mr. Paiva or his heirs the severance and other benefits in accordance with the provisions of his employment agreement, as set forth in the table on the following page.

The following table sets forth our estimated payment obligations with respect to the employment agreements with Messrs. Koblish, Pavucek, Low and Persenaire and the change of control agreements with Messrs. Smith and Low under various scenarios. In addition, the table sets forth our payment obligations under the employment agreement of Mr. Paiva, whose employment was terminated without cause effective June 4, 2007. Other than with respect to Mr. Paiva, the amounts shown assume that such termination was effective on December 31, 2007 and thus includes estimates of the amounts which would be paid out to the NEOs upon their termination in accordance with the terms of the applicable agreements as described above.

	Termination Without Cause in the absence of a Change of Control(1)				Termination Without Cause or for Good Reason within twelve months following a Change of Control(1)
Name	Salary and Bonus(2)	Health and Welfare Benefits	Acceleration of Equity Vesting(3)	Total	Salary and Bonus(2)		Health and Welfare Benefits	Acceleration of Equity Vesting(3,4)	Total
A. Koblish	$666,500	$47,885	$329,935	$1,044,320	$821,500		$63,840	$329,935	$1,215,275
A. J. Pavucek, Jr.	$280,000	$31,920	$233,379	$545,299	$380,000		$25,556	$233,379	$638,935
C. H. Smith	—	—	—	—	$184,000	(5)	—	—	$184,000
D. Low	—	—	—	—	$221,046	(5,6)	—	—	221,046
M. Persenaire	$187,500	—	—	$187,500	$187,500		—	$27,397	$214,897
J. M. Paiva(7)	$320,757	$17,659	$44,592	$383,008	N/A		N/A	N/A	N/A

(1)	With respect to Messrs. Koblish and Pavucek, assumes that the executive executes and delivers a general release in favor of the Company.
(2)	Assumes the bonus actually paid with respect to 2007 under the Annual Target Performance Bonus program.
(3)	Amounts shown in this column table are based on a market value of the Company’s common stock of $3.49, the closing price of our common stock on December 31, 2007, the last trading day of 2007, as reported by the NASDAQ Global Market. Includes restricted stock unit awards and options outstanding as of December 31, 2007 but excludes option awards granted in February 2008.
(4)	Amounts included in this column would be realized in the absence of a termination of employment as well.
(5)	Assumes salary continuation for twelve months.
(6)	Mr. Low receives all cash compensation in British pounds sterling. The amount shown for Mr. Low was translated into U.S. dollars using an average foreign exchange rate for the full-year 2007.
(7)	Amounts shown for Mr. Paiva reflect our actual payment obligation amounts by virtue of the termination of his employment without cause effective June 4, 2007.

Directors’ Compensation

Only non-employee directors receive any additional compensation for service on the Board or its committees. Directors who are not employees of Orthovita receive the following compensation:

Cash Compensation	Non-qualified Stock Options: Initial Grant	Non-qualified Stock Options: Annual Grant	Restricted Stock or Non- qualified Stock Options: Annual Remuneration

Annual retainers and in-person meeting fees paid for service on the Board and its committees as set forth below.	Options to purchase 25,000 shares of common stock upon election to the Board. The exercise price per share is equal to the market price of the Company’s common stock on the date the director is elected to the Board. The options are fully vested upon grant and expire after ten years.	Options to purchase 10,000 shares of common stock. The exercise price per share is equal to the market price of the Company’s common stock on the date of the Annual Meeting of Shareholders, which is the date of grant. One-half of the shares underlying the options granted vest upon grant and the options vest as to 25% of the underlying shares on each of the following two years.	$15,000 annual remuneration paid in the form of restricted stock, which vests on the earlier of (i) the fifth anniversary of payment; (ii) change in control of the Company, as defined in the Company’s equity compensation plan; or (iii) when the non-employee director no longer serves on the Company’s Board of Directors. The restricted stock is valued based upon the market price of the Company’s common stock on the date of the Annual Meeting of Shareholders, which is the date of payment.

	2007 Annual Retainer	2007 In-Person Meeting Fees
All Board members	$13,000	Chairperson of Board meeting	$2,000
Board chairperson	10,000	Non-chairperson of Board meeting	1,500
Audit Committee chairperson	10,000	Audit Committee meeting	2,000
Compensation Committee chairperson	5,000	Compensation Committee meeting	1,500
Nominating and Corporate Governance Committee chairperson	2,000	Nominating and Corporate Governance Committee meeting	1,500
Non-chairperson Audit Committee member	3,000
Other non-chairperson Committee member (each committee)	1,500

Non-employee directors receive cash reimbursement for travel expenses to the Board meetings. The Company maintains liability insurance for the benefit of all of the Company’s directors. In addition, the Company has entered into indemnification agreements with each of its directors. Under these agreements, our directors will be indemnified against liabilities and expenses incurred in connection with their services to us to the fullest extent permitted under Pennsylvania law.

The following table shows compensation paid to non-employee directors for 2007:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(3) ($)	Option Awards(2)(3) ($)	Total ($)
R. Scott Barry(4)	—	—	—	—
Morris Cheston, Jr.	36,000	7,541	9,112	52,653
David Fitzgerald	48,250	7,541	9,112	64,903
Mary Paetzold	23,625	7,541	9,112	40,278
Paul G. Thomas(5)	13,250	—	40,000	53,250
William E. Tidmore, Jr.(6)	11,500	—	40,000	51,500
Paul Touhey(7)	21,570	1,541	47,736	70,847
Joseph L. Harris(8)	19,500	38,997	4,709	63,206
Robert M. Levande(9)	20,000	38,997	9,790	68,757
Russell B. Whitman(9)	23,625	38,997	9,790	72,412

(1)	On June 26, 2007, each non-employee director then serving on our Board received a grant of 5,172 shares of restricted stock. These shares vest on the earlier of (i) the fifth anniversary of payment; (ii) change in control of the Company, as defined in our equity compensation plan; or (iii) when the non-employee director no longer serves on our Board of Directors. The amounts disclosed in this column are the amounts recognized for the 2007 fiscal year under SFAS No. 123R. The grant date fair value under SFAS No. 123R for each of the stock awards was $15,000.
(2)	On June 26, 2007, each non-employee director received a grant of options to purchase 10,000 shares of the Company’s common stock at an exercise price of $2.90 per share. These options are vested 50% on the date of grant, with the remaining options vesting 25% on each of the following two year anniversaries of date of grant. The amounts disclosed in this column are the amounts recognized for the 2007 fiscal year under SFAS No. 123R. The grant date fair value under SFAS No. 123R for each of the option awards was $14,500.
(3)	The following table discloses the aggregate number of stock awards and options outstanding as of December 31, 2007 for each of our non-employee directors who served during 2007:

Name	Stock Awards (#)	Option Awards (#)
R. Scott Barry	—	—
Morris Cheston, Jr.	18,097	92,500
David Fitzgerald	12,692	121,250
Mary Paetzold	12,692	104,583
Paul G. Thomas	—	25,000
William E. Tidmore, Jr.	—	25,000
Paul Touhey	5,172	35,000
Joseph L. Harris	—	—
Robert M. Levande	—	—
Russell B. Whitman	—	—
(4)	Mr. Barry joined our Board on July 30, 2007 as the designee of Essex Woodlands Health Care Venture Fund VII, L.P., which received the right to designate an individual for election to our Board under a securities purchase agreement dated July 30, 2007. Mr. Barry and Essex have waived any right to receive all Board compensation for Mr. Barry’s service as a director on our Board in 2007 and 2008.
(5)	Mr. Thomas joined our Board on July 27, 2007. Upon joining the Board, Mr. Thomas received options to purchase 25,000 shares of the Company’s common stock at an exercise price of $3.32 per share. These options were 100% vested on the date of grant.
(6)	Mr. Tidmore joined our Board on July 27, 2007. Upon joining the Board, Mr. Tidmore received options to purchase 25,000 shares of the Company’s common stock at an exercise price of $3.32 per share. These options were 100% vested on the date of grant.
(7)	Mr. Touhey joined our Board on March 27, 2007. Upon joining the Board, Mr. Touhey received options to purchase 25,000 shares of our common stock at an exercise price of $2.83 per share. These options were 100% vested on the date of grant.
(8)	Mr. Harris resigned from our Board on July 23, 2007.
(9)	Messrs. Levande and Whitman resigned from our Board on July 24, 2007.

STOCK OWNERSHIP

Securities Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of April 21, 2008 (except as specified below) by (1) all beneficial owners of five percent or more of the common stock; (2) each director and nominee for election as director; (3) each executive officer named in the Summary Compensation Table included elsewhere in this proxy statement; and (4) all executive officers, directors and nominees for election as director of Orthovita as a group.

Name	Number of Shares Beneficially Owned(1)(2)		Ownership Percentage(3)
Essex Woodlands Health Ventures Fund VII, L.P.	9,469,697	(4)	12.5%
Alec N. Litowitz Supernova Management LLC Magnetar Capital Partners, LP Magnetar Financial, LLC	6,213,247	(5)	8.2%

Cortina Asset Management, LLC	5,633,822	(6)	7.4%

Lehman Brothers Holdings Inc. Lehman Brothers Inc. LB I Group Inc.	4,777,138	(7)	6.2%

William Harris Investors, Inc.	4,065,100	(8)	5.4%
Antony Koblish	993,445	(9)	1.3%
Maarten Persenaire	394,769	(10)	*
David J. McIlhenny	377,176	(11)	*
Christopher H. Smith	336,224	(12)	*
Douglas Low	242,792	(13)	*
Albert J. Pavucek, Jr.	30,000	(14)	*
Joseph M. Paiva	19,669	(15)	*
David Fitzgerald	131,442	(16)	*
Mary Paetzold	109,775	(17)	*
Morris Cheston, Jr.	103,872	(18)	*
Paul Touhey	45,172	(19)	*
Paul G. Thomas	25,000	(20)	*
William E. Tidmore, Jr.	25,000	(20)	*
R. Scott Barry	—		0.0%
Directors and executive officers as a group (14 persons)	2,834,336	(21)	3.6%

*	Less than 1%
(1)	This table is based on information supplied by officers, directors and principal shareholders of Orthovita and on any Schedules 13D or 13G filed with the SEC. Each of the shareholders named in this table has sole voting and dispositive power with respect to the shares indicated as beneficially owned except as otherwise indicated in the footnotes to this table.
(2)	Beneficial ownership is determined in accordance with rules of the SEC and means voting or investment power with respect to securities. For this purpose, the number of shares beneficially owned includes shares that can be acquired upon the exercise of stock options exercisable currently or exercisable within sixty days of April 21, 2008.
(3)	Applicable ownership percentage is based on 75,839,214 shares of common stock outstanding on April 21, 2008. Shares of common stock issuable upon the exercise of stock options exercisable currently, or exercisable within 60 days of April 21, 2008, are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(4)	The address of Essex Woodlands Health Ventures Fund VII, L.P. is 21 Waterway, Suite 225, The Woodlands, Texas 77380. The information in this table with respect to Essex is derived from a Schedule 13G filed with the SEC on February 14, 2008 by Essex.
(5)

Alec N. Litowitz is the manager of Supernova Management LLC (“Supernova”), a Delaware limited liability company, which is the General Partner of Magnetar Capital Partners, LP (“Magnetar Partners”). Magnetar Partners serves as the sole member and parent holding company of Magnetar Financial, LLC (“Magnetar Financial”), a Delaware limited liability company and registered investment advisor. Magnetar Financial serves as the investment advisor to Magnetar Capital Master Fund, Ltd. (“Magnetar Capital Master Fund”), a Cayman Islands exempted company. In such capacity, Magnetar Financial exercises voting and investment power over the shares of the Company’s common stock held for the account of Magnetar Capital Master Fund. In addition, Magnetar Partners serves as the sole member and parent holding company of Magnetar Investment Management LLC, a Delaware limited liability company and a registered investment adviser that exercises voting and investment power over the shares of the Company’s common stock held for the accounts of certain managed accounts, Magnetar SGR Fund, Ltd. And Magnetar SGR Fund, LP. The address of Mr. Litowitz, Supernova, Magnetar Partners and Magnetar Financial is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201. The information in this table relating to Mr. Litowitz and the entities described in this note (5) is derived from a Schedule 13G amendment filed with the SEC on February 13, 2008 by Mr. Litowitz, Supernova, Magnetar Partners and Magnetar Financial.

(6)	The address of Cortina Asset Management, LLC (“Cortina”) is 330 E. Kilbourn Avenue, Suite 850, Milwaukee, Wisconsin 53202. The information in this table with respect to Cortina is derived from a Schedule 13G amendment filed with the SEC on January 25, 2008 by Cortina.
(7)	Consists of 4,044,000 shares of common stock owned by Lehman Brothers Inc. (“LBI”) and 733,138 shares of common stock issuable upon exercise of warrants owned by LB I Group Inc. (“LB I Group”). Excludes 733,138 warrants which are not currently exercisable or exercisable within sixty days of April 21, 2008. LBI, a broker-dealer registered under Section 15 of the Securities Exchange Act of 1934, is a wholly-owned subsidiary of Lehman Brothers Holdings Inc. (“Holdings”). Under the rules and regulations of the SEC, Holdings may be deemed to be the beneficial owner the common stock owned by LBI and warrants (and underlying common stock) owned by LB I Group. The address of LBI and Holdings is 745 Seventh Avenue, New York, New York 10019. The address of LB I Group is 399 Park Avenue, New York, New York 10022. The information in this table with respect to LBI, LB I Group and Holdings is derived from a Schedule 13G amendment filed with the SEC on February 13, 2008 by LBI, LB I Group and Holdings.
(8)	The address of William Harris Investors, Inc. (“WHI”) is 191 North Wacker Drive, Suite 1500, Chicago, Illinois 60606. The information in this table relating to WHI is derived from a Schedule 13G amendment filed with the SEC on February 13, 2008 by WHI.
(9)	Includes 964,140 shares underlying stock options.
(10)	Includes 384,407 shares underlying stock options.
(11)	Includes 373,310 shares underlying stock options.
(12)	Includes 322,873 shares underlying stock options.
(13)	Includes 235,373 shares underlying stock options.
(14)	Includes 25,000 shares underlying stock options.
(15)	Mr. Paiva was our Chief Financial Officer until February 7, 2007. The information in this table relating to Mr. Paiva is as of June 4, 2007.
(16)	Includes 113,750 shares underlying stock options.
(17)	Includes 97,083 shares underlying stock options.
(18)	Includes 85,000 shares underlying stock options.
(19)	Includes 30,000 shares underlying stock options.
(20)	Consists of 25,000 shares underlying stock options.
(21)	Includes 2,680,936 shares underlying stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the directors, certain of the Company’s officers, and persons or entities who own more than ten percent of Orthovita’s common stock, to file with the SEC reports of beneficial ownership and changes in beneficial ownership of the Company’s common stock. The directors and these officers and shareholders are required by regulations to furnish the Company with copies of all forms they file under Section 16(a).

Based solely upon a review of the copies of such reports furnished to the Company and written representations from such directors and officers, the Company believes that all Section 16(a) filing requirements were satisfied during 2007.

Equity Compensation Plan Information as of December 31, 2007

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders	8,251,052	$3.64	4,138,258

STOCK PERFORMANCE GRAPH

The following graph compares the yearly percentage change in the cumulative total shareholder return on Orthovita common stock during the five fiscal years ended December 31, 2007 with the cumulative total return on the NASDAQ Biotechnology Index, the NASDAQ Global Select Market Composite Index and the NASDAQ Composite Index. The comparison assumes $100 was invested on December 31, 2002 in Orthovita common stock and in each of such indices and assumes reinvestment of any dividends.

Effective July 3, 2006, the NASDAQ Stock Market reclassified its listings into different market tier designations. As part of this reclassification, the NASDAQ National Market was renamed as the NASDAQ Global Market. In addition, the NASDAQ Stock Market created the NASDAQ Global Select Market and the NASDAQ Global Select Market Composite Index.

The NASDAQ Global Select Market Composite Index is a market capitalization weighted index that measures all NASDAQ domestic and international based common type stocks listed on the NASDAQ Global Select Market. The index carries the index history of the NASDAQ National Market Composite Index. Orthovita’s common stock traded on the NASDAQ National Market for the periods shown through June 2006. Accordingly, data for the NASDAQ Global Select Market Composite Index is shown in the graph below as a historic index for the periods shown.

The NASDAQ Composite Index measures all NASDAQ domestic and international based common type stocks listed on the NASDAQ Stock Market. On July 3, 2006, Orthovita’s common stock commenced trading on the NASDAQ Global Market in connection with the launch of that market.

	2002	2003	2004	2005	2006	2007
Orthovita, Inc.	100.00	73.79	96.32	89.20	83.45	80.23
NASDAQ Biotechnology Index	100.00	145.98	159.64	187.94	185.02	181.02
NASDAQ Global Select
Market Composite Index	100.00	149.66	165.44	171.71	192.47	211.10
NASDAQ Composite Index	100.00	150.36	163.00	166.58	183.68	201.91

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

Except as set forth below, since January 1, 2007, there were no transactions, nor are there currently any proposed transactions, in which the Company was or is to be a participant and the amount exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

Review, Approval or Ratification of Transactions with Related Persons

The Audit Committee of our Board of Directors is responsible for reviewing and approving any transactions in which the Company is to be a participant and the amount exceeds $120,000, and in which any related person will have a direct or indirect material interest. This obligation is set forth in the Audit Committee Charter, a copy of which is available on our website at www.orthovita.com.

To identify any related party transactions, each year the Company requires directors and officers to complete director and officer questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. The Company reviews related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests or business. Our Code of Conduct requires all directors, officers and employees who may have or learn of a potential or apparent conflict of interest to immediately notify our Compliance Officer or the Audit Committee.

The Company expects directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which present a conflict of interest between the interests of the Company and their own personal interests. Our directors, officers and employees are prohibited from taking any actions that may make it more difficult for them to perform their duties, responsibilities and services to us in an objective and fair manner.

A copy of our Code of Conduct is available on our website at www.orthovita.com.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

At the Annual Meeting, eight directors will be elected to hold office until the next Annual Meeting of Shareholders or until their successors have been properly elected and appointed. All of the nominees other than R. Scott Barry, Paul G. Thomas and William E. Tidmore, Jr. were previously elected by the Company’s shareholders.

The Board of Directors believes that the nominees will be able to serve as directors, if elected. If any nominee is unable to stand for re-election, proxies will be voted for the election of such other person as the Board of Directors may recommend, unless the Board reduces the number of directors.

Set forth below is certain information concerning the nominees for election as directors:

NOMINEES FOR THE BOARD OF DIRECTORS

Name and Length of Service as Director	Age	Principal Occupation and Certain Directorships
R. Scott Barry, Director since July 2007	36	Mr. Barry is a Partner at Essex Woodlands Health Ventures, a healthcare venture capital firm. Mr. Barry joined Essex Woodlands in 2006 from Novartis Pharma AG where he most recently served as the Global Head of Pharma M&A and Collaborations. He joined Novartis in 2002 and held positions in the Business Development & Licensing and Mergers & Acquisitions groups. Prior to joining Novartis, Mr. Barry was a Director for Century Capital Associates LLC, a boutique healthcare investment bank and consulting firm. Previously, Mr. Barry held positions at KPMG LLP’s healthcare corporate finance group and assurance services group. Mr. Barry also serves as a director of Bledsoe Brace Systems. He holds a Bachelor of Arts degree from Wesleyan University and a Master of Business Administration degree from the Stern School of Business at New York University.

Morris Cheston, Jr. Director since May 2001	70	Mr. Cheston has been a partner in the law firm of Ballard Spahr Andrews & Ingersoll, LLP since 1971. Mr. Cheston is active in numerous civic and charitable organizations including currently serving as the Chairman of the Board of Managers of Pennsylvania Hospital and as a Member of the Board and Executive Committee of the University of Pennsylvania Health System. Mr. Cheston received a Bachelor of Arts degree from Princeton University and his Juris Doctor from Harvard Law School.

David Fitzgerald Director since December 2002	74	From October 1970 until his retirement in January 1996, Mr. Fitzgerald served in several capacities for Pfizer Inc. and its subsidiaries, Howmedica, Inc., including, most recently President and Chief Executive Officer of Howmedica, Executive Vice President of Pfizer Hospital Products Group and Vice President of Pfizer Inc. Mr. Fitzgerald is currently a director at LifeCell Corporation, a publicly traded tissue implant company, and Arthrocare Corp., a publicly traded developer of a technology platform for soft tissue surgical procedures. Mr. Fitzgerald has a Bachelor of Science degree from American International College and a Master of Business Administration degree from New York University.

Name and Length of Service as Director	Age	Principal Occupation and Certain Directorships
Antony Koblish Director since April 2002	42	Mr. Koblish has served as President and Chief Executive Officer of Orthovita since April 2002, after serving as Senior Vice President of Orthovita’s Commercial Operations since June 2001. From January 1999 to June 2001, Mr. Koblish managed Orthovita’s Worldwide Marketing division. Prior to 1999, Mr. Koblish served as Director of Marketing and Product Development, Reconstructive Specialty Group of Howmedica, Inc., a subsidiary of Pfizer Inc. Mr. Koblish earned a Bachelor of Science degree in Mechanical Engineering from Worcester Polytechnic Institute and a Master of Science degree in Engineering, Mechanical Engineering and Applied Mechanics from the University of Pennsylvania.
Mary Paetzold Director since February 2003	58	Ms. Paetzold is a CPA with over 30 years of experience with public and private companies. Since January 2008, she has been an adjunct professor at the Cameron School of Business at the University of North Carolina at Wilmington. From 1994 through February 2000, Ms. Paetzold served as Vice President, Chief Financial Officer, and director (1996-1997) of Ecogen, Inc., a publicly traded agricultural biotechnology company. From 1973 through 1994, Ms. Paetzold practiced with KPMG Peat Marwick, LLP, predecessor to KPMG LLP, serving as a partner from 1984 until 1994. Ms. Paetzold currently serves as a director and chairman of the audit committee for Immunomedics, Inc., a publicly traded biotechnology company. Ms. Paetzold has a Bachelor of Arts in Mathematics from Montclair State University.
Paul G. Thomas, Director since July 2007	52	Since October 1998, Mr. Thomas has served as President, Chief Executive Officer and a Director of LifeCell Corporation, a publicly traded company that develops and markets innovative tissue repair products for use in reconstructive, orthopedic and urogynecologic surgical procedures. Prior to joining LifeCell, Mr. Thomas was President of the Pharmaceutical Products Division of Ohmeda Inc., a world leader in inhalation anesthetics and acute care pharmaceuticals. Mr. Thomas received his M.B.A. degree with an emphasis in Marketing and Finance from Columbia University Graduate School of Business and completed his postgraduate studies in Chemistry at the University of Georgia Graduate School of Arts and Science. He received his B.S. degree in Chemistry from St. Michael’s College in Vermont. Mr. Thomas also serves as a director of Innovative Spinal Technologies, Inc., a privately held medical technology company focused on developing minimally invasive treatments for spinal disorders.

Name and Length of Service as Director	Age	Principal Occupation and Certain Directorships
William E. Tidmore, Jr., Director since July 2007	65	Mr. Tidmore formerly was president and chairman of DePuy Acromed, and formerly was president of DePuy, acquired by Johnson & Johnson in 1999. Mr. Tidmore held various senior management positions during his tenure of over 14 years with Depuy, including responsibilities for international businesses with direct operational responsibilities in several countries across Europe, Latin America, Japan, and Canada. Prior to that Mr. Tidmore served at Ethicon, Inc., where he held several management responsibilities including Vice President of Sales and Marketing in Canada. Mr. Tidmore holds a Marketing degree from the University of Georgia.
Paul Touhey, Director since March 2007	50	Mr. Touhey is President, Chief Executive Officer and a member of the Board of Directors of Fujirebio Diagnostics, Inc., which is a subsidiary of Miraca Holdings, Inc., a healthcare holding company based in Tokyo, Japan, principally engaged in laboratory testing services and in vitro diagnostic products. Prior to his appointment as President and Chief Operating Officer in 2003, Mr. Touhey served as Fujirebio Diagnostics’ Senior Vice President (1999-2003) and Vice President of Operations (1998-1999). Prior to joining Fujirebio Diagnostics, he served in various executive positions at Centocor, Inc., including Vice President of Centocor’s Diagnostics Division. Centocor, Inc. is a subsidiary of Johnson & Johnson. Mr. Touhey is also a member of the Board of Directors of the Medical Device Manufacturers Association (“MDMA”), a position he has held since 1996. From 2000 to 2003, Mr. Touhey served as Chairman of the Board of MDMA. Mr. Touhey holds a Bachelor’s Degree from Temple University and completed the Cornell University Executive Management Program.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THESE DIRECTORS

PROPOSAL NO. 2— RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to shareholder ratification, the Audit Committee of the Board of Directors has reappointed the firm of KPMG LLP as the independent registered public accounting firm to audit and report upon our financial statements for 2008. Unless otherwise specified by the shareholders, the shares of stock represented by the proxy will be voted for ratification of the appointment of KPMG LLP as our independent registered public accounting firm to audit and report upon our financial statements for 2008. If this appointment is not ratified by shareholders, the Audit Committee may reconsider its appointment.

One or more representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

Audit Fees; Audit-Related Fees; Tax Fees; All Other Fees. The following table sets forth the aggregate fees incurred by the Company in connection with KPMG LLP’s audit of the Company’s financial statements for the years ended December 31, 2007 and 2006, and for other services rendered by KPMG LLP in those periods.

	Year Ended December 31
	2007	2006
Audit Fees	$505,638	$565,000
Audit Related Fees	10,000	83,027
Tax Fees	—	—
All Other Fees	—	—

	$515,638	$648,027

Audit Fees are fees paid to KPMG LLP for professional services for the audit of Orthovita’s consolidated financial statements included in the Company’s Form 10-K and review of financial statements included in the Company’s Forms 10-Q, and for services that are normally provided by the independent registered public accountants in connection with regulatory filings or engagements. Audit Related Fees consisted of fees relating to (i) services performed in connection with the issuance of consents to various registration statements under the Securities Act of 1933 filed by Orthovita, (ii) consultation on financial accounting and reporting matters in connection with these registration statements; and (iii) services performed in connection with the issuance of comfort letters to underwriters of an offering of Orthovita’s common stock.

Pre-approval Policies and Procedures

All audit and non-audit services to be performed by Orthovita’s independent registered public accountants must be approved in advance by the Audit Committee. As permitted by the SEC’s rules, the Audit Committee has adopted policies and procedures for giving such approval. The Audit Committee policy is to allow the Audit Committee Chairperson to pre-approve any audit or non-audit services up to $10,000 in the aggregate and report such fees to the Committee at the next meeting.

The Audit Committee has reappointed, subject to shareholder ratification, the firm of KPMG LLP, as the independent registered public accounting firm, to audit and report upon the Company’s consolidated financial statements for 2008. In appointing KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008, the Audit Committee has considered whether KPMG LLP’s provision of services other than audit services are compatible with maintaining their independence.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SHAREHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

Any shareholder proposals intended to be presented at an annual meeting of shareholders called for a date between June 17, 2009 and August 16, 2009 and considered for inclusion in our proxy materials must be received by January 9, 2009 and must comply with the procedures of Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”). Shareholder proposals failing to comply with the procedures of Rule 14a-8 under the Exchange Act will be excluded.

Any shareholder proposals (other than those proposals seeking to nominate directors) that are intended to be presented at the annual meeting of shareholders in 2009 and not included in our proxy materials must comply with the advance notice provision in Section 3.09 of our by-laws. If we call the 2009 annual meeting of shareholders for a date between June 17, 2009 and August 16, 2009, we must receive notice of the proposal on or after April 18, 2009 and on or before May 18, 2009. If we call the 2009 annual meeting of shareholders for any other date, we must receive notice of the proposal by the close of business on the tenth day following the day we mailed notice of, or announced publicly, the date of the meeting, whichever occurs first. If notice is not received by April 18, 2009 or is received after May 18, 2009 (or is not received by the tenth day following the day we mail notice of, or announce publicly, the date of our 2009 annual meeting of shareholders, if such meeting is not called for a date between June 17, 2009 and August 16, 2009), the shareholder proposals will be deemed “untimely,” and the proxies solicited in connection with such meeting may confer discretionary authority to vote on the proposal included in such notice without any disclosure regarding that proposal in the proxy statement for such meeting.

Shareholders who wish to nominate directors for election must comply with the procedures described under “About the Meeting—Can a shareholder recommend a candidate for nomination as a director of Orthovita?” beginning on page 3.

All shareholder proposals to be considered for inclusion in Orthovita’s proxy statement and proxy for the 2009 Annual Meeting of Shareholders of Orthovita must be submitted in writing to Christine J. Arasin, Corporate Secretary, Orthovita, Inc., 77 Great Valley Parkway, Malvern, Pennsylvania 19355.

ANNUAL REPORT TO SHAREHOLDERS

A copy of the Annual Report for the year ended December 31, 2007 is enclosed. No material contained in the Annual Report is to be considered a part of the proxy solicitation material.

A copy of Orthovita’s Annual Report on Form 10-K for the year ended December 31, 2007 as filed with the SEC, excluding exhibits thereto, may be obtained, without charge, by contacting Albert J. Pavucek, Jr., Chief Financial Officer, at Orthovita, Inc., 77 Great Valley Parkway, Malvern, Pennsylvania 19355.

By Order of the Board of Directors,

CHRISTINE J. ARASIN

Corporate Secretary

Malvern, Pennsylvania

April 29, 2008

ORTHOVITA, INC.

2008 Annual Meeting of Shareholders – July 17, 2008

This Proxy Is Solicited on Behalf of the Board of Directors of Orthovita, Inc.

The undersigned, having duly received notice of the meeting, the proxy statement, and annual report of Orthovita, Inc., and revoking all prior proxies, hereby appoints each of Antony Koblish and Albert J. Pavucek, Jr., proxy of the undersigned (with full power of substitution and resubstitution), for and in the name(s) of the undersigned, to vote all shares of stock which the undersigned would be entitled to vote if personally present at the 2008 Annual Meeting of Shareholders of Orthovita, Inc. to be held at the offices of Duane Morris LLP, 30 South 17th Street, Philadelphia, Pennsylvania 19103, USA at 5:00 p.m. (local time), on Thursday, July 17, 2008, and any postponed or adjourned sessions thereof, subject to the directions indicated on this proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE LISTED NOMINEES

☒ Please mark your votes as in this example.

1. ELECTION OF DIRECTORS

Nominees: R. Scott Barry, Morris Cheston, Jr., David Fitzgerald, Antony Koblish, Mary E. Paetzold, Paul G. Thomas, William E. Tidmore, Jr. and Paul Touhey

☐ FOR ALL NOMINEES	☐ WITHHOLD FOR ALL NOMINEES	☐ FOR ALL NOMINEES EXCEPT

To withhold authority to vote for a particular nominee(s), mark the “FOR ALL NOMINEES EXCEPT” box and write the name of the nominee(s) on the line provided:

2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2008.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. To act upon such other matters as may properly come before the meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

IN HIS DISCRETION, EACH PROXY IS AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR AT ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY PROPOSAL SPECIFIED ON THIS PROXY CARD, THIS PROXY WILL BE VOTED “FOR” THE LISTED NOMINEES FOR ELECTION AS DIRECTOR AND “FOR” ALL OF THE OTHER PROPOSALS SPECIFIED ON THIS PROXY CARD.

Attendance of the undersigned at the meeting or at any postponement or adjournment sessions thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate at such meeting or sessions the intention of the undersigned to revoke said proxy in person.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE.

DATE:

SIGNATURE:

PRINTED NAME:

SIGNATURE (if held jointly):

EMAIL:

Note: Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such, and if signed as a corporation or other entity, please sign with the entity name by duly authorized officer or officers. Joint owners should each sign personally.

YOUR VOTE IS IMPORTANT

VOTE TODAY IN ONE OF THREE WAYS:

1. VOTE BY INTERNET:

Log-on to www.votestock.com

Enter your control number printed below

Vote your proxy by checking the appropriate boxes

Click on “Accept Vote”

OR

2. VOTE BY TELEPHONE: After you call the phone number below, you will be asked to enter the control number at the bottom of the page. You will need to respond to only a few simple prompts. Your vote will be confirmed and cast as directed.

Call toll-free in the U.S. or Canada at

1-866-626-4508 on a touch-tone telephone

OR

3. VOTE BY MAIL: If you do not wish to vote over the Internet or by telephone, please complete, sign, date and return the accompanying proxy card in the pre-paid envelope provided.

YOUR CONTROL NUMBER IS: